Exhibit 99.1
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615)221-8884		(615) 221-8884
Primary Contact
For Immediate Release
AMERICAN HOMEPATIENT ENTERS INTO SIXTH FORBEARANCE AGREEMENT WITH RESPECT TO SENIOR DEBT

BRENTWOOD, Tenn. (December 15, 2009) — American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced that it has entered into a sixth forbearance agreement with NexBank, SSB, the agent for its senior debt (the “Agent”), and the holders in interest of a majority of the senior debt (the “Forbearance Holders”).
Approximately $226 million was due to be repaid in full on the maturity date of August 1, 2009 pursuant to the terms of the Company’s secured promissory note to the Agent. The parties to the forbearance agreement have agreed to not exercise, prior to January 16, 2010, any of their rights or remedies for the Company’s failure to repay the debt in full on the maturity date. The Company, the Agent, and the Forbearance Holders continue to work toward a resolution of the debt maturity issue. However, there can be no assurance a resolution will be reached with favorable terms to the Company and its stockholders or at all.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the maturity of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.